EXHIBIT 99.1
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                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
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           SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES SIGNING OF ASSET
                   PURCHASE AGREEMENT TO ACQUIRE AGWAY ENERGY

WHIPPANY, N.J., NOVEMBER 10, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced that its operating partnership, Suburban Propane, L.P., has entered into an Asset Purchase Agreement to acquire substantially all of the assets of Agway Energy Products, LLC, Agway Energy Services, Inc., and Agway Energy Services PA, Inc. (collectively "Agway Energy"), all of which entities are wholly owned subsidiaries of Agway, Inc.

Agway, Inc. is presently a debtor-in-possession under Chapter 11 of the Bankruptcy Code in a case pending before the United States Bankruptcy Court for the Northern District of New York. Agway Energy is not a Chapter 11 debtor.

The stated purchase price is $206 million, subject to adjustments. The sale is subject to Bankruptcy Court approval after the conclusion of an auction process conducted under the jurisdiction of the Bankruptcy Court.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through more than 320 customer service centers in 40 states.

Company contact:  Robert M. Plante
                  Vice President and Chief Financial Officer
                  (973) 503-9252